Exhibit 99.8

BEIJING DEHENG LAW OFFICES

October 14, 2008

Legal Opinion to the Persons Listed in Exhibit A

Ladies and Gentlemen:

We have acted as special counsel as to the laws of the People's Republic· of China (hereinafter referred to as the "P.R.C.") to Fujian Green Planet Bioengineering Co., Ltd. (hereinafter referred to as the "Fujian Green Planet"), Except as otherwise indicated, capitalized terms used in this opinion and defined in the Documents will have the meanings given in the Documents.

1.	Documents Reviewed

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the following:

1.1	Business License and Articles of Association of Fujian Green Planet.

1.2	Business License, Articles of Association, Shareholder's Decision of Sanming Huajian Bio-Engineering Co., Ltd. (hereinafter referred to as the "Sanming Huajian").

1.3
Management Entrustment Agreement between Sanming Huajian and Fujian Green Planet; Exclusive Option Agreement among Fujian Green Planet, Sanming Huajian and its shareholders; Proxy Agreement and Shares Pledge Agreement between Fujian Green Planet and Sanming Huajian's shareholders (hereinafter referred to as the "Agreements Series").

1.4	Other documents as we have deemed necessary or advisable for the purposes of rendering this opinion.

2.	Assumptions

The following opinion is given only as to, and based upon, circumstances and matters of facts existing and known to us on the date of this opinion. This opinion only relates to the laws of the P.R.C. which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of Legal Representative's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	All documents provided to us, including the documents related to Fujian Green Planet and Sanming Huajian are true and complete copies of, or in the final forms of, the originals; and

2.2	all signatures, initials and seals are genuine.

3.	Opinion

On the basis of such examination, our reliance upon the assumptions in this opinion, the Certificates of Legal Representatives from Fujian Green Planet and Sanming Huajian, and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

3.1            Fujian Green Planet is a wholly foreign-owned enterprise validly and legally formed and established under the laws of the P.R.C. The registered capital of Fujian Green Planet is US$2,000,000.00. The Elevated Throne Overseas Limited (a British Virgin Islands corporation, hereinafter referred to as the "Elevated Throne") validly and legally holds 100% equity interest of Fujian Green Planet.

3.2           Sanming Huajian is a limited liability company validly and legally formed and established under the law of the P.R.C. The registered capital of Sanming Huajian is RMB 38,000,000.00Yuan. All outstanding capital stock of Sanming Huajian has been validly and legally issued. Fujian Green Planet was entrusted to manage Sanming Huajian and hold the shareholder's voting proxy by Agreements Series among Fujian Green Planet, Sanming Huajian and its shareholders on July 25,2008.

3.3           The shareholding structure of Sanming Huajian is: Zhao Min holds 35.07% shares, Zheng Minyan holds 35.97% shares, and Jiangle Jianlong Mineral Industry Co., Ltd. (hereinafter referred to as the "Jianlong Mineral") holds 28.96% shares. On July 25, 2008, Zhao Min, Zheng Minyan and Jianlong Mineral signed a Proxy Agreement and a Shares Pledge Agreement with Fujian Green Planet to transfer the shareholder's voting rights to Fujian Green Planet.

3.4           In the Fujian Green Planet corporate structure, Fujian Green Planet is a wholly-owned company of Elevated Throne; Sanming Huajian is a limited liability company entrusted to be managed by Fujian Green Planet.

3.5           Each of Fujian Green Planet and Sanming Huajian has been duly formed and is validly existing under the laws of the P.R.C.

3.6           In respect of each of Fujian Green Planet and Sanming Huajian, the execution, delivery and performance of Agreements Series to which it is a party (i) has been duly authorized by all necessary corporate action on the part thereof, (ii) the Agreements Series have been duly executed and delivered by them and (iii) will not violate or conflict with the Articles of Association of By-Laws of either company, any applicable law, rule or regulation or any judgment, decree, or order of any court or any other agency of government known to us that is applicable to either company or their respective properties.

3.7           The Agreements Series to which any of Fujian Green Planet and Sanming Huajian is a party constitute the legally valid and binding obligations thereof, and are enforceable against each of them in accordance with the terms thereof.

3.8           The execution and delivery by each of Fujian Green Planet and Sanming Huajian of the Agreements Series do not, and the performance of its obligations there under by Fujian Green Planet and Sanming Huajian, respectively, will not, violate the current laws, regulations and public policies of the P.R.C. that we have, in the exercise of customary professional diligence, recognized as applicable to Fujian Green ·Planet and Sanming Huajian, or to transactions of the type contemplated by the Agreements Series.

Very truly yours,

NuYu
Attorney at Law

Deheng Law Offices

Exhibit A:

Green Planet Bioengineering Co. Limited